UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________
FORM 8-K
_______________________________________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 2, 2014
 _______________________________________________
EZCORP, Inc.
(Exact name of registrant as specified in its charter)
 _______________________________________________________

Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
_______________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
Issuance of Additional Notes
On July 2, 2014, EZCORP, Inc. (the “Company”) issued an additional $30 million principal amount of its 2.125% Cash Convertible Senior Notes due 2019 (the “Additional Notes”) to Morgan Stanley & Co. LLC, UBS Securities, LLC and Jefferies LLC (the “Initial Purchasers”) for resale to certain qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933. The issuance was pursuant to the Initial Purchasers’ exercise of their option to purchase the Additional Notes. The Additional Notes have the same terms as, and are issued under the same indenture as, the $200 million aggregate principal amount of notes the Company issued on June 23, 2014, that are described in the Company’s Current Report on Form 8-K dated June 17, 2014.
The Cash Convertible Note Hedge and Warrant Transactions
On June 27, 2014, which is the date the Initial Purchasers gave notice that they were exercising their option to purchase the Additional Notes, the Company entered into privately negotiated cash convertible note hedge transactions (collectively, the “Cash Convertible Note Hedge Transactions”) with each of Morgan Stanley & Co. LLC., as agent for Morgan Stanley & Co. International plc, Jefferies International Limited and UBS AG, London Branch, (the “Option Counterparties”), relating to the notional number of shares of the Company’s Class A common stock underlying the Additional Notes. The Company also entered into privately negotiated warrant transactions (collectively, the “Warrant Transactions”) relating to the Class A common stock with each of the Option Counterparties, pursuant to which the Company may be obligated to issue shares of Class A common stock. The Cash Convertible Note Hedge Transactions were funded by the Company out of the net proceeds of the issuance of the Additional Notes. The net cost to the Company of the Cash Convertible Note Hedge Transactions and the Warrant Transactions was $2.8 million. The Cash Convertible Note Hedge Transactions are expected generally to offset any cash payments the Company is required to make in excess of the principal amount of converted notes upon any conversion of the Notes. The Warrant Transactions could have a dilutive effect to the extent that the market price per share of the Class A common stock exceeds the strike price of the relevant warrants, which is initially $20.825 per share.
In connection with establishing their initial hedge of the Cash Convertible Note Hedge Transactions and the Warrant Transactions, the Option Counterparties and/or their affiliates expect to purchase shares of the Company’s Class A common stock and/or enter into various derivative transactions with respect to Class A common stock. This activity could increase (or reduce the size of any decrease in) the market price of Class A common stock or the Notes at that time. In addition, the Option Counterparties and/or their affiliates may modify their hedge position by entering into or unwinding various derivatives with respect to Class A common stock and/or purchasing or selling Class A common stock in secondary market transactions prior to the maturity of the Notes (and are likely to do so during any observation period related to a conversion of the Notes or following any repurchase of the Notes by the Company pursuant to the terms of the Notes or otherwise). This activity could also cause a decrease or avoid an increase in the market price of Class A common stock or the Notes.
The Cash Convertible Note Hedge Transactions and the Warrant Transactions are separate transactions each entered into by the Company with the Option Counterparties, are not part of the terms of the Notes and will not change any holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the Cash Convertible Note Hedge Transactions or Warrant Transactions. The Cash Convertible Note Hedge Transactions and the Warrant Transactions were terminable if the Company did not issue the Additional Notes and pay the premiums for the Cash Convertible Note Hedge Transactions on July 2, 2014.
Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information under Item 1.01 is incorporated herein by reference.
Item 3.02 — Unregistered Sales of Equity Securities
The information under Item 1.01 is incorporated herein by reference.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date: July 8, 2014	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President,
General Counsel and Secretary